Exhibit 10.4



                             The Topps Company, Inc.
                                Annual Bonus Plan



1.  Purposes

    The purpose of The Topps Company, Inc. Annual Bonus Plan (the "Plan") is to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards.

2.  Definitions.

    The following terms, as used herein, shall have the following meanings:

    (a)   "Board" shall mean the Board of Directors of the Company.

    (b) "Bonus" shall mean an annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year, unless otherwise determined by the Committee.

    (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    (d)   "Committee" shall mean the Compensation Committee of the Board.

    (e) "Company" shall mean The Topps Company, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

    (f) "Participant" shall mean, for any Plan Year, a key employee of the Company or a Subsidiary who has been designated by the Committee to participate in the Plan for such year. If a key employee becomes a Participant other than at the beginning of a Plan year, the Committee may establish a target Bonus for such Participant and such Participant shall be eligible to earn a prorated Bonus for such year.

    (g)   "Performance Goals" shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 3 hereof.
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    (h)   "Plan" shall mean The Topps Company, Inc. Annual Bonus Plan, as amended from time to time.

    (i)   "Plan Year" shall mean the Company's fiscal year.

    (j) "Subsidiary" shall mean any subsidiary of the Company which has been approved for participation in the Plan by the Committee so that its executives may be selected for participation in the Plan.

3.  Performance Goals.

     (a) Unless otherwise determined by the Committee, Performance Goals for each Plan Year shall be established by the Committee not later than 90 days after the commencement of the Plan Year for which the Bonus awards are being granted. Performance Goals may be expressed in terms of one or more of the following: Consolidated Operating Profit, Consolidated Net Income, return on or growth in shareholders' equity, return on net assets, attainment of specified levels of earnings per share or improvements in the Company's revenues, stock price performance, attainment of expense levels, and implementation or completion of critical projects. Performance Goals may also be based on the extent to which line of business net income contributed to Consolidated Operating Profit, or may include such other financial or individual goals as the Committee may establish.

    (b) With respect to corporate Performance Goals, the Committee shall specify a minimum level of performance below which no Bonus will be paid for attainment of corporate objectives and may specify a separate base level of performance below which, other than as permitted under Section 3(c), no Bonus payment may be made based on attainment of corporate or individual objectives. The Committee shall also specify the levels of corporate performance at which the target and maximum Bonus will be earned for attainment of corporate objectives. The Performance Goals established by the Committee may (but need not) be different for each Plan Year and different Performance Goals may apply to different Participants.
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    (c)   In the event threshold corporate Performance Goals established for one or more Participants ("Eligible Discretionary Pool Participants") are not attained for any Plan Year, the Committee may at any time establish a discretionary Bonus pool, in an amount not exceeding 33-1/3% of the Bonuses that would have been paid to such eligible Participants had the individual and corporate Performance Goals required for target awards been attained for such year. If the Committee establishes a discretionary Bonus pool, it shall allocate such pool among the Eligible Discretionary Pool Participants that it selects to receive discretionary Bonuses for such year by taking into account such individual, corporate and line of business criteria, or any of them, as it deems appropriate. No discretionary Bonus may exceed the maximum Bonus limitation established under Section 4(c).

    (d)   For purposes of certain of the Performance Goals established under
Section 3(a) above:

          (i) "Consolidated Net Income" for any Plan year shall mean the net income or net loss of the Company and its subsidiaries for such Plan Year determined in accordance with GAAP on a consolidated basis.

          (ii) "Consolidated Operating Profit" for any Plan Year shall mean the sum of (A) plus (B) where (A) equals Consolidated Net Income, after providing for all Bonuses payment of which is approved by the Committee with respect to such Plan Year, but excluding extraordinary gains and losses, of the Company and its subsidiaries for such Plan
    Year, and (B) equals the sum of (1) net interest expense, (2) depreciation,
    (3) amortization, and (4) income taxes expensed during such Plan Year, in each of cases (1) through (4), to the extent reflected in the statement of Consolidated Net Income for such Plan Year.

          (iii) "GAAP" shall mean generally accepted accounting principles, as in effect from time to time.

          (iv) Measurement of Consolidated Net Income and Consolidated Operating Profit shall be determined in accordance with the Company's audited financial statements and generally accepted accounting principles as reported by the Company's independent accountants.

          (v) Notwithstanding any other provision of the Plan, in determining whether Performance Goals have been achieved for any Participant, the Committee may exclude items it deems to be extraordinary, nonrecurring items, regardless of whether such items are excludable or otherwise dealt with under GAAP.
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4.  Bonuses.

          (a) In General. For the Plan Year commencing in 1997 and each subsequent Plan Year, the Committee shall, no later than the time specified in
Section 3(a) hereof, determine the Participants, establish each Participant's target Bonus, and specify the Performance Goals applicable to such Participants for such Plan Year and the extent to which target Bonuses will be increased or decreased for attainment of Performance Goals that are above or below target. A Participant's target Bonus for each Plan Year may be expressed as a dollar amount or as a percentage of such Participant's base salary for such Plan Year. Unless otherwise provided by the Committee in its discretion in connection with termination of employment, payment of a Bonus for a particular Plan Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company or one of its subsidiaries on the last day of such Plan Year.

          (b) Discretionary Adjustments. The Committee may, taking into account such factors as it deems relevant, increase or decrease the amount payable to any Participant by an amount not exceeding 15% of the amount otherwise payable as a result of the level of performance attained relative to corporate Performance Goals for the Plan Year.

          (c) Limitation on Bonuses. Notwithstanding anything to the contrary contained in this Plan, the maximum Bonus which may be earned by any Participant under the Plan in respect of any Plan Year shall not exceed 75% of the Participant's base salary payable with respect to the calendar year in which such Plan Year commences.

          (d) Time of Payment. Unless otherwise determined by the Committee, all payments in respect of Bonuses granted under this Section 4 shall be made in a cash lump sum no later than 90 days after the end of the Plan Year.

          (e) Form of Payment. Payment of each Participant's Bonus for any Plan Year shall be made in cash, less the appropriate withholding taxes as set forth in Section 6(c).
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5.  Administration.

    The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, (i) to grant Bonuses, (ii) to determine the persons to whom and the time or times at which Bonuses shall be granted, (iii) to determine the terms, conditions, restrictions and Performance Goals relating to any Bonus, (iv) to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles, (v) to make discretionary adjustments in the amounts payable upon attainment of Performance Goals, (vi) to construe and interpret the Plan, (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, and (viii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

    The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee, including, without limitation, decisions as to an employee's selection as a Participant, whether individual or corporate Performance Goals have been attained and the amount of Bonus to which the Participant is entitled, shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participants) and any shareholder.
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    No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

6.  General Provisions.

          (a) Compliance with Legal Requirements. The Plan and the granting of Bonuses, and other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

          (b) No right To Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

          (c) Withholding Taxes. The Company or subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local or other governmental authority.

          (d) Amendment and Termination of the Plan. The Committee or the Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely the right of any Participant, without such Participant's consent, to receive a Bonus theretofore granted under the Plan or, once a Participant has been notified of his selection as a Participant and of the amount of his target Bonus for a Plan Year, to have his right to receive a Bonus be determined in accordance with the provisions of the Plan as in effect immediately prior to such amendment.

          (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment among Participants.

          (f)   Designation of Beneficiary.   A Participant may designate a
beneficiary or beneficiaries who shall receive payment of any Bonus earned under the Plan in the event of the Participant's death prior to payment. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing signed by the Participant and received by the Secretary of the Company.
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          (g)   Unfunded Status of Bonuses.  The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

          (h) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choices of law principles thereof.

          (i) Effective Date. The Plan shall first be effective with respect to the Plan Year commencing in 1997.

          (j) Term. No Bonus may be granted under the Plan with respect to any Plan Year after the Plan Year commencing in 2006.